  EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Adnant Concepcion Acquisition Corp. on Form S-1 Amendment No.1 File No. 333-257788 of our report dated October 18, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Adnant Concepcion Acquisition Corp. as of May 31, 2021 and for the period from February 24, 2021 through May 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, California

October 18, 2021